EX. 99.28(d)(10)(v)

Amendment

to the Investment Sub-Advisory Agreement Among

Jackson National Asset Management, LLC,

Eaton Vance Management, and

Jackson Variable Series Trust

This Amendment is made by and among Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Eaton Vance Management, a Massachusetts business trust and registered investment adviser (the “Sub-Adviser”), and Jackson Variable Series Trust, a Massachusetts business trust (the “Trust”).

Whereas, the Adviser, the Sub-Adviser, and the Trust (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust, as listed on Schedule A to the Agreement.

          Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement.

          Whereas, the Parties have agreed to amend Schedule B to the Agreement to reflect a fee reduction for the JNL/Eaton Vance Global Macro Absolute Return Advantage Fund, effective January 1, 2018.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2018, attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective Party to this Amendment.

4.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

          In Witness Whereof, the Parties have caused this Amendment to be executed, effective January 1, 2018.

Jackson National Asset Management, LLC		Eaton Vance Management

By:	/s/ Mark D. Nerud	By:	/s/ Maureen A. Gemma
Name:	Mark D. Nerud	Name:	Maureen A. Gemma
Title:	President and CEO	Title:	Vice President

Jackson Variable Series Trust

By:	/s/ Adam C. Lueck
Name:	Adam C. Lueck
Title:	Assistant Secretary

Schedule B
Dated January 1, 2018
(Compensation)

JNL/Eaton Vance Global Macro Absolute Return Advantage Fund
Average Daily Net Assets	Annual Rate

All Assets	0.50%

Accrued daily and payable monthly on the average daily net assets in the Fund.

B-1